Exhibit 5.1

May 6, 2020

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549-1004

Re: Franklin Electric Co., Inc. – Registration of Common Stock on Form S-8

Ladies and Gentlemen:

I have acted as General Counsel to Franklin Electric Co., Inc., an Indiana corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission. The registration statement relates to the proposed registration by the Company of up to 200,000 shares (the “Shares”) of its Common Stock, par value $.10 per share, with associated rights, issuable pursuant to the Company’s Non-Employee Directors’ Deferred Compensation Plan (the “Plan”).

In so acting, I have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. In such review, I have assumed the genuineness of signatures on all documents submitted to me as originals, the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and the legal capacity of all natural persons. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and laws of the State of Indiana, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that:

a.The Shares are duly authorized; and
b.When the Shares are issued pursuant to the Plan, such Shares will be validly issued, fully paid, and nonassessable.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention, or changes in law that occur, that could affect the opinions contained herein. This opinion is provided for use solely in connection with the filing of the Registration Statement and may not be furnished to or relied upon by any person or entity for any other purpose without my prior written consent.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the heading “Interests of Named Experts and Counsel”. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

By:  /s/ Jonathan M. Grandon
Jonathan M. Grandon
Vice President, Chief Administrative Officer, General Counsel and Secretary
Franklin Electric Co., Inc.